Exhibit 99.1

Contacts:	Duane Reade Holdings, Inc.
John Henry
(212) 273-5746
SVP - Chief Financial Officer

Investors: Cara O’Brien/Lauren Levine
Press: Melissa Merrill
(212) 850-5600
Financial Dynamics

FOR IMMEDIATE RELEASE

DUANE READE HOLDINGS, INC. REPORTS FIRST QUARTER 2006 RESULTS
~ Provides Update on Duane Reade Full Potential ~
~ Reaffirms Full Year Financial Guidance ~

New York, New York, May 11, 2006 — Duane Reade Holdings, Inc. today reported financial results for the first quarter ended April 1, 2006 and provided an update on Duane Reade Full Potential.

Key Highlights

•                  Realized front-end same-store sales growth of 3.9% compared to the prior year period despite Easter holiday shift

•                  Delivered increased Adjusted FIFO EBITDA on a sequential basis of $9.1 million from $4.3 million in the fourth quarter 2005

•                  Achieved progress on Duane Reade Full Potential:

•        Upgraded seventeen stores

•        Settled all litigation matters with Local 338 RWDSU/UFCW (“Local 338”) and the NLRB

•        Strengthened management team

•        Working capital and cash flow initiatives in line with plan

Richard W. Dreiling, President and Chief Executive Officer, commented, “In March 2006 we announced Duane Reade Full Potential, our six point strategic plan designed to transform and improve the business, and strengthened our management team. I am pleased to report that we are off to a solid start on what promises to be an exciting phase of the Company’s path to sales growth and improved profitability. During the first quarter, we continued to realize strong growth in front-end same-store sales driven by improvements across nearly all merchandise categories. On a sequential basis, we generated an improvement in Adjusted FIFO EBITDA that is consistent with our previously provided guidance, and our working capital and cash flow initiatives were in line with our plan.

“It is important to note that while we are making solid progress, we view 2006 as a transitional year during which many operational improvements will be made to the business. To that end, we expect it to take time for these changes to significantly impact our financial results, and therefore, we do not anticipate a straight line to the top.”

First Quarter Results

Net sales for the quarter were $385.9 million compared to $394.8 million in the first quarter of 2005. Excluding pharmacy resale activity, net retail sales increased 2.1% to $374.4 million from $366.6 million in the prior year period. Total same-store sales increased 1.8%, with a front-end same-store sales increase of 3.9% and a pharmacy same-store sales decrease of 0.5%. The Company estimates that due to the Easter holiday shift to April this year from March last year, front-end same-store sales for the quarter were negatively impacted by approximately 0.5%.

The front-end same-store sales increase reflects growth across nearly all merchandise categories driven by the favorable New York City economy and the continued strong performance of the enhanced Dollar Rewards customer loyalty card program. Categories experiencing the most significant sales growth included convenience food, men’s grooming, baby items and wellness products.

Pharmacy sales were adversely impacted by a weak flu season, previously reported union plan mandatory mail order conversions, and continued increases in generic substitution rates. Generics averaged 50.8% of pharmacy prescriptions during the quarter, up by 3.6% from the first quarter of 2005.

Net loss for the quarter was $9.9 million, compared to a net loss of $12.8 million in the prior year period. First quarter 2006 results included (i) pre-tax income of $18.0 million relating to the reversal of the previously recorded liability associated with the litigation matters involving the NLRB and Local 338 due to the settlement of that matter, (ii) $0.4 million of expenses related to the departure of the Company’s former CEO and (iii) $0.3 million of severance costs associated with the management reorganization. First quarter 2005 results included (i) $1.1 million of labor contingency expenses related to the litigation with Local 338, (ii) $0.8 million of expenses attributable to life insurance conversion costs and a long-term cash award related to the Company’s former CEO and (iii) $0.4 million of transaction expenses associated with the July 2004 acquisition of the Company. The current year’s first quarter tax provision of $0.3 million reflects a deferred tax asset valuation reserve of $4.5 million and tax expense associated with non-deductible goodwill amortization, while the prior year’s first quarter tax benefit was $10.5 million.

Adjusted FIFO EBITDA, as defined in table 3 of this press release, was $9.1 million, or 2.4% of sales, versus $12.1 million, or 3.1% of sales, in the prior year period. The decline primarily reflects expected increases in store labor costs associated with the January 1, 2006 New York State minimum wage increase and higher pharmacists labor costs, higher cash-based store occupancy costs in the current year and Bain consulting costs of $1.1 million compared to $0.3 million in the prior year. The Bain consulting engagement was completed at the end of February 2006. Adjusted FIFO EBITDA improved by $4.8 million on a sequential basis from $4.3 million, or 1.0% of sales, in the fourth quarter 2005, reflecting improved front-end gross margin performance.

Total debt at quarter end was $560.0 million, with approximately $76.2 million of availability under the Company’s revolving credit facility. In the quarter, the Company paid its semi-annual interest obligation of $9.5 million on its $195 million 9.75% Senior Subordinated Notes.

In line with its plan, the Company opened one new store and closed five stores in the quarter, compared with two new stores opened and eight stores closed in the first quarter of 2005.

Update on Duane Reade Full Potential

Since Duane Reade Full Potential was announced in March, the Company has realized a number of key accomplishments. Notably, the Company has transitioned 17 stores to incorporate the new merchandising strategy and the comprehensive changes being implemented to upgrade the customer shopping experience. The Company is in the process of transitioning 80 more stores by the end of the year.

Additionally, Duane Reade rolled out its new customer service program and has begun to streamline certain in-store labor processes throughout the chain. Significant progress was also made in reducing the Company’s litigation-related burden. As previously announced, the Company settled all lawsuits with Local 338 and the NLRB and concluded two new three-year collective bargaining agreements with Local 338 and Local 340A New York Joint Board UNITE HERE! covering all of its retail locations. As a result, the Company recorded an $18.0 million labor contingency benefit and strengthened its relationship with both the unions and its employees.

Company Outlook

The Company reaffirmed its previously provided financial guidance for 2006. For the full year, the Company expects to generate total store sales growth in the range of 1.5% to 2.5%, total same-store sales growth of 2% to 3%, and Adjusted FIFO EBITDA (as illustrated in table 5 of this press release) in the range of $60 to $65 million. The Company continues to anticipate generating modest free cash flow for 2006.

Mr. Dreiling concluded, “We are dedicated to driving substantial improvements in Duane Reade’s operations.  The first steps in the process were identifying the problems and opportunities at the Company, developing a strategic plan for improvements and assembling the right management team. Now that we have fully and formally launched Duane Reade Full Potential, we are intently focused on executing our plan. Although we are proud to have achieved tangible results in the first quarter, we have additional challenges to overcome. We are confident that our organization is equal to the task and highly energized by the prospects before us. We remain optimistic that our plan will enable us to improve sales and profitability and position the Company for long-term growth and success.”

Conference Call Information

The Company will hold a conference call on Thursday, May 11, 2006 at 10:00 AM Eastern Time to discuss financial results for the first quarter ended April 1, 2006. A live webcast of the call will be accessible from the Investor Information section of the Duane Reade website (http://www.duanereade.com), and the call will be archived on the website approximately one hour after completion of the call through May 25, 2006. Additionally, a replay of the conference call will be available from approximately 12:00 PM Eastern Time on May 11, 2006 through May 15, 2006. The replay can be accessed by dialing (877) 519-4471 access code 7347662.

About Duane Reade

Founded in 1960, Duane Reade is the largest drug store chain in the metropolitan New York City area, offering a wide variety of prescription and over-the-counter drugs, health and beauty care items, cosmetics, greeting cards, photo supplies and photofinishing. As of April 1, 2006, the Company operated 247 stores.

Except for historical information contained herein, the statements in this release and the accompanying discussion on the earnings conference call are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, this document may contain statements, estimates or projections that constitute “forward-looking” statements as defined under U.S. federal securities laws. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the drugstore industry in general and in the New York greater metropolitan area; the ability to open and operate new stores on a profitable basis and the maturation of those stores and the ability to increase sales in existing stores; the continued efforts of health maintenance organizations, managed care organizations, pharmacy benefit management companies and other third party payers to reduce prescription reimbursement rates and pricing pressure from internet-based and mail-order-based providers; our significant indebtedness; the continued efforts of federal, state and municipal government agencies to reduce Medicaid reimbursement rates, modify Medicare benefits and/or reduce prescription drug costs and/or coverages; the impact of the Medicare Drug Act; the strength of the economy in general and the economic conditions in the New York greater metropolitan area including, in particular, seasonal and weather-related factors, special events, changes in consumer purchasing power and/or spending patterns; changes in the cost of goods and services; trends in the healthcare industry, including continued conversion of various prescription drugs to over-the-counter medications, negative publicity and the related sales declines for certain categories of drugs including, without limitation, certain pain medications and the increasing market share of internet-based and mail-order-based providers; employment disputes and labor disturbances including any resulting from the suspension or termination of our collective bargaining agreements; changes in federal and state laws and regulations, including the potential impact of changes in regulations surrounding the importation of pharmaceuticals from foreign countries and changes in laws governing minimum wage requirements; liability and other claims asserted against us; the outcome of the legal proceedings that have been instituted against us and others following announcement of the acquisition of Duane Reade Inc.; changes in our operating strategy or development plans; our ability to attract, hire and retain qualified personnel, including our ability to attract qualified pharmacists at acceptable wage rates; interest rate fluctuations and changes in capital market conditions or other events affecting our ability to obtain necessary financing on favorable terms to fund the anticipated growth of our business; natural disasters and the continued impact of, or new occurrences of, terrorist attacks in the New York greater metropolitan area and any actions that may be taken by federal, state or municipal authorities in response to or in anticipation of such events and occurrences; changes in timing of our acquisition of stores and prescription files and capital expenditure plans; changes in real estate market conditions and our ability to continue to secure suitable new store locations under acceptable lease terms;  our ability to successfully implement and manage new computer systems and technologies; our ability to successfully manage the transition to our new President and Chief Executive Officer; our ability to limit fraud and shrink; demographic changes; or other reasons. Those and other risks are more fully described in Duane Reade’s reports filed with the SEC from time to time, including its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Except to the extent otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements.

# # #

Table 1

Duane Reade Holdings, Inc.
Consolidated Statements of Operations (Unaudited)
(In thousands)

	For the 13 Weeks Ended
	April 1,	March 26,
	2006	2005
Net sales	$385,869	$394,767
Cost of sales	310,396	321,958
Gross profit	75,473	72,809
Selling, general & administrative expenses	69,464	64,499
Labor contingency (income) expense	(18,004)	1,100
Transaction expense	—	427
Depreciation and amortization	18,678	17,646
Store pre-opening expenses	50	100
Other	1,102	1,148
	71,290	84,920
Operating income (loss)	4,183	(12,111)
Interest expense, net	13,738	11,165
Loss before income taxes	(9,555)	(23,276)
Income tax provision (benefit)	309	(10,474)
Net loss	$(9,864)	$(12,802)

Table 2

Duane Reade Holdings, Inc.
Consolidated Balance Sheets (Unaudited)
(In thousands)

	April 1,	December 31,
	2006	2005
Current Assets
Cash	$1,397	$1,362
Receivables, net (1)	46,852	52,320
Inventories (2)	232,776	235,639
Deferred Income Taxes	7,152	7,717
Prepaid Expenses and Other Current Assets	28,522	26,114
Total Current Assets	316,699	323,152

Property and Equipment, net	222,067	229,134
Goodwill	67,791	67,791
Other Assets, net (3)	241,489	251,341
Total Assets	$848,046	$871,418

Current Liabilities
Accounts Payable (4)	$85,210	$72,711
Accrued Expenses (5)	53,525	61,181
Current Portion of Senior Debt and Capital Leases (6) (7)	145,490	138,876
Total Current Liabilities	284,225	272,768

Long Term Debt and Capital Leases (6)	414,488	415,346
Deferred Income Taxes	31,828	32,117
Other Liabilities (8)	43,152	67,265
Total Liabilities	773,693	787,496

Total Stockholders’ Equity	74,353	83,922

Total Liabilities and Stockholders’ Equity	$848,046	$871,418

(1)             Includes third party pharmacy receivables of $32,285 and $36,673 at April 1, 2006 and December 31, 2005, respectively.

(2)             Decrease in inventory from December 31, 2005 partially reflects the impact of the closure of four net stores in the first quarter of 2006.

(3)             Decrease in other assets from December 31, 2005 is primarily due to the amortization of intangible assets resulting from the valuation step-up in connection with the Oak Hill acquisition.

(4)             Increase in accounts payable from December 31, 2005 of $12.5 million is primarily due to the timing of merchandise receipts in the two weeks prior to the quarter-end dates, as receipts were lower at the end of 2005 due to limited holiday shipping and receiving schedules.

(5)             Decrease in accrued expenses from December 31, 2005 is primarily due to the timing of the Company’s bi-weekly payroll cycle as compared to 2005 year-end, as well as the semi-annual interest payment on the senior subordinated notes.

(6)             Increase in debt and capital leases from December 31, 2005 of $5.8 million primarily reflects general working capital borrowings on the Company’s asset-based revolving loan agreement during the quarter.

(7)             The outstanding revolver loan balance of $142.2 million at April 1, 2006 and $135.7 million at December 31, 2005 has been classified as a current liability because cash receipts controlled by the lenders are used to reduce outstanding debt, and the Company does not meet the criteria of FAS 6 - “Classification of Short-Term Obligations Expected to be Refinanced,” to reclassify the debt as long-term. It should be noted that this reclassification is not a result of a change in status or compliance with the terms of this indebtedness. The Company expects to continue to borrow under this facility until its maturity in 2008.

(8)             Decrease in other liabilities from December 31, 2005 is primarily due to the reversal of the majority of the previously accrued labor contingency expenses recorded in connection with the settlement of the Company’s labor contract negotiations.

Table 3

Duane Reade Holdings, Inc.
Operating Data
(Unaudited)
(Dollars in thousands)

	For the 13 Weeks Ended
	April 1,	March 26,
	2006	2005

LIFO EBITDA (1)	$4,857	$7,062
LIFO Expense (Income) (2)	550	(216)
FIFO EBITDA (1)	$5,407	$6,846

FIFO EBITDA as a percentage of net sales	1.4%	1.7%

Adjusted FIFO EBITDA (3)	$9,093	$12,122

Adjusted FIFO EBITDA as a percentage of sales	2.4%	3.1%

Capital expenditures	$3,713	$7,132
Lease acquisitions and other investing activities	$1,814	$3,096

Same-store sales growth	1.8%	2.0%
Pharmacy same-store sales growth	-0.5%	2.0%
Front-end same-store sales growth	3.9%	2.0%
Pharmacy sales as a% of net sales	46.5%	49.5%
Third Party sales as a% of prescription sales	92.6%	92.7%

Average weekly prescriptions filled per store (4)	808	833

Number of stores at end of period	247	249
Retail square footage at end of period	1,715,120	1,732,252
Average store size (sq.ft.) at end of period	6,944	6,957

(1)             As used in this report, FIFO EBITDA means earnings before interest, income taxes, depreciation, amortization, debt extinguishment, expenses related to the acquisition transaction, labor contingency expense, non-cash charges and credits related to the LIFO inventory valuation method, extraordinary charges and other non-recurring charges. We believe that FIFO EBITDA, as presented, represents a useful measure of assessing the performance of our ongoing operating activities, as it reflects our earnings trends without the impact of certain non-cash charges and other non-recurring items. Targets and positive trends in FIFO EBITDA are used as performance measures for determining certain compensation of management. FIFO EBITDA is also used as a performance measure in our various debt agreements. LIFO EBITDA reflects FIFO EBITDA adjusted to include the effect of non-cash charges and credits related to the LIFO inventory valuation method.

We understand that, although security analysts frequently use FIFO EBITDA in the evaluation of companies, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. FIFO EBITDA is not intended as an alternative to net income as an indicator of our operating performance, or as an alternative to any other measure of performance in conformity with generally accepted accounting principles, nor as an alternative to cash flow from operating activities as a measure of liquidity.

Reconciliations of net loss to FIFO EBITDA and operating cash flow for each period included above and highlighted elsewhere in this document are provided in the tables on the following pages of this press release.

(2)             LIFO income for the 13 weeks ended March 26, 2005 includes the remaining portion of the purchase accounting valuation step-up of $0.5 million, offset by the estimated impact of inflation of approximately $0.3 million.

(3)             As used in this report, Adjusted FIFO EBITDA means FIFO EBITDA as defined above, adjusted to exclude non-cash rent expense and certain charges related to the acquisition transaction, inventory valuation step-up adjustments and certain non-recurring payments to the current CEO and former CEO that are not included in the definition of EBITDA used for our various debt agreements.

(4)             Comparative stores only, does not include new stores.

Table 4

Duane Reade Holdings, Inc.
Reconciliation of Net Sales to Retail Store Sales
(in thousands)

	For the 13 Weeks Ended
	April 1,	March 26,
	2006	2005

Net sales	$385,869	$394,767
Resale activity	11,442	28,125
Retail store sales	$374,427	$366,642

Reconciliation of EBITDA to Net Loss and
Net Cash Used in Operating Activities (Unaudited)
(in thousands)

	For the 13 Weeks Ended
	April 1,	March 26,
	2006	2005

FIFO EBITDA	$5,407	$6,846
LIFO Expense (Income)	550	(216)
LIFO EBITDA	4,857	7,062

Depreciation and amortization	(18,678)	(17,646)
Labor contingency expense (income)	18,004	(1,100)
Transaction expense	—	(427)
Interest expense	(13,738)	(11,165)
Income tax (provision) benefit	(309)	10,474
Net loss	$(9,864)	$(12,802)

Net loss	(9,864)	(12,802)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	19,741	18,559
Deferred tax provision (benefit)	276	(10,474)
Non-cash rent expense	2,559	3,594
Changes in operating assets and liabilities (net of effect of acquisitions):
Receivables	5,468	897
Inventories	2,863	1,409
Accounts payable	12,499	(1,010)
Prepaid and accrued expenses	(6,264)	(22,906)
Other assets/liabilities, net	(27,451)	6,083
Cash used in operating activities	$(173)	$(16,650)

Calculation of Adjusted FIFO EBITDA

FIFO EBITDA as above	$5,407	$6,846

Non-cash rent expense	2,559	3,594
Former CEO-related expenses	351	835
Oak Hill management fee	312	313
Executive severance reserve	274	—
CEO retention payment	165	—
FAS 123R stock option expense	25	—
Purchase accounting inventory valuation adjustment (1)	—	534
Adjusted FIFO EBITDA	$9,093	$12,122

(1)             The application of purchase accounting under SFAS 141 resulted in an increase in the inventory valuation by $8.5 million over FIFO cost as of July 30, 2004. During the quarter ended December 25, 2004, approximately $7.9 million of this non-cash purchase accounting adjustment was charged to cost of sales on a FIFO EBITDA basis. The balance of the purchase accounting adjustment was charged to cost of sales during the first quarter of 2005.

Table 5

Duane Reade Holdings, Inc.
Reconciliation of Range of Projected EBITDA
to Net Loss (Unaudited)
(in thousands)

	For the 52 Weeks Ended
	December 30, 2006

Annual sales	$1,616,250	$1,631,050

EBITDA (Adjusted FIFO Basis)	$60,000	$65,000

Deferred rent	(10,200)	(10,200)
Other	(3,000)	(3,000)
EBITDA (FIFO Basis)	46,800	51,800

LIFO expense	(2,200)	(2,200)
EBITDA (LIFO Basis)	44,600	49,600

Depreciation and amortization	(74,900)	(74,900)
Labor contingency	18,000	18,000
Interest expense	(53,100)	(53,100)
Income taxes	—	—
Net loss	$(65,400)	$(60,400)